Supplementary Agreement II

This Agreement is made on April 20, 2004 at Yichang, China

BETWEEN

Spur Chemicals (BVI) Inc. (“Spur”) Legal Address: Road Town, Tortola, British Virgin Islands Legal Representative: Name: Yingbin Ian He Title: President Nationality: Canadian

AND

Hubei Yichang Phosphorus Chemicals Group Company Limited(“YPCC”)
Legal Address: 114 Yanjiang Avenue, Yichang City, Hubei, China 443000
Legal Representative:
Name: Qin Qigui
Title: General Manager
Nationality: Chinese

WHEREAS:

A.        Spur has invested substantial amount of time and capital into the fertilizer and the phosphate mine projects since 1996, totaling more than RMB ¥50,000,000;

B.        Spur and YPCC signed a joint venture contract on June 25, 2003 on the establishment of Yichang Maple Leaf Chemicals Ltd. (“YMC”);

C.        Spur and YPCC signed a supplementary contract on November 9, 2003 with a view to restructuring YMC in due course in order to improve the project economics and to maximize the profit of the project;

D.        Spur, YPCC and Yuanfeng Chemicals Ltd. entered into a joint venture contract and an acquisition agreement on November 8, 2004 under which Spur has acquired 65% of the Xinyuan Factory and Yichang Spur Chemicals Ltd. (“YSC”) has been established. The total investment in YSC is RMB ¥ 150,000,000 to construct a phosphoric acid plant with an annual capacity of 60,000 tonnes per year and a NPK fertilizer plant with an annual capacity of 300,000 tonnes;

E.        A Scoping Study on One Million t/a High Grade Phosphate Fertilizer Project dated December 2003 authored by Nanhua Group Design Institute and a Mine Design Planning Report of a Sino-Canadian Joint Venture Yichang Phosphate Fertilizer Project Phosphate Mine dated March 2004 authored by China Global Engineering Company Huabei Design Institute have been produced; and

F.         After intensive negotiation between Spur and YPCC and consultation with Yichang Government, Spur and YPCC wish to restructure YMC with the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT THE PARTIES AGREE AS FOLLOWS:

1.        Definition and Appendices

           The following terms shall have the meanings set out below:

“Canadian Dollar” or “Can $” means the lawful currency of Canada.
“Renminbi” or “RMB¥” means the lawful currency of China.
“United States Dollars” or “US$” means the lawful currency of the United States of America.

           This Supplementary Agreement is based on the following reports and appendices:

2.        Restructure of YMC

            The Parties agree to restructure YMC as follows:

(a)
The restructured YMC shall have a total investment of RMB¥770 million based on the annual production scale of 700,000 tonne phosphate fertilizer per year (the total scale is 1,000,000 tonnes per year, and YSC will implement and produce the first 300,000 tons) and annual production scale of 1,200,000 tonne mining capacity. The restructured YMC shall have a registered capital of RMB¥269.5 million.

(b)	YPCC shall invest its mining rights as evidenced by its mining licenses valued at RMB¥57,340,000, accounting for 21.28% of the registered capital.

(c)	Spur shall invest foreign exchange cash in the amount of US $25,560,000 (equivalent to RMB¥212,160,000), accounting for 78.72% of the registered capital.

(d)
YMC shall submit its restructure application for adjustment of the registered capital with a board of directors’ resolution, this Supplementary Agreement, the Fertilizer Preparatory Feasibility Study Report, and the Mine Project Design to Yichang Government, Hubei Government and Central Government for approval as soon as possible.

3.        First Instalment Payment

           The first instalment payment to the registered capital of the restructured YMC shall be as follows:

(a)
Within three months of the approval of the restructured YMC, Spur shall invest RMB¥31,820,000 (US $3,834,000), accounting for 15% of the registered capital to the restructured YMC, to the restructured YMC. Because Spur has invested RMB¥4,410,000 (Can $700,000) towards the registered capital of YMC, Spur shall only pay RMB¥27,410,000(US $3,302,000)to the registered capital of the restructured YMC.

(b)	Within three months of the approval of the restructured YMC, YPCC shall transfer its mining rights over Dianziping as evidenced by its mining license to YMC.

(c)	YPCC covenants with Spur the following: YPCC shall complete the transfer of the mining license to the restructured YMC over Shukongping within 6 months of the approval of the restructured YMC.

4.        Supplementary Provision

           Both parties shall take steps to implement the provisions under this Supplementary Agreement and give effect to the provisions of this Supplementary Agreement.

           If there is any conflict or discrepancy between this Supplementary Agreement and the joint venture contract, articles of association, or the supplementary contract of YMC, this Supplementary Agreement shall prevail.

           This Supplementary Agreement shall be written in both Chinese and English. Both versions are equally authentic and have same legal effect.

           This Supplementary Agreement is signed in Yichang, Hubei, China, by the authorized representatives of YPCC and Spur on April 20, 2004.

The Corporate Seal of Hubei Yichang	)
Chemical Group Company Limited	)
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The Corporate Seal of Spur Chemicals	)
(BVI) Inc. was hereunto affixed in the	)
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Authorized Signatory	)
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